Exhibit 4.4




                                 AMENDED AND RESTATED

                         LIMITED LIABILITY COMPANY AGREEMENT

                                          OF

                                   ICG FUNDING, LLC

                            DATED AS OF SEPTEMBER 23, 1997

                                 AMENDED AND RESTATED
                        LIMITED LIABILITY COMPANY AGREEMENT OF
                                   ICG FUNDING, LLC

                    This Amended and Restated Limited Liability Company Agreement of ICG Funding, LLC (the "Company") is made as of September 23, 1997, among ICG Communications, Inc. ("ICG") and James D. Grenfell ("Grenfell"), as current Members (as defined below) of the Company and the Persons (as defined below) who become Members of the Company in accordance with the provisions hereof.

                    WHEREAS, ICG and Grenfell have heretofore formed a limited liability company pursuant to the Delaware Limited Liability Company Act. 6 Del. C. Section 18-101, et seq., as amended from time to time (the "Delaware Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on September 17, 1997, and entering into a Limited Liability Company Agreement of the Company dated as of September 17, 1997 (the "Original Limited Liability Company Agreement");

                    WHEREAS, the Members desire to continue the Company as a limited liability company under the Delaware Act and to amend and restate the Original Limited Liability Company Agreement in its entirety;

                    WHEREAS, it is a condition to closing under the Placement Agreement dated September 18, 1997, among ICG and certain other parties to so amend and restate the Original Limited Liability Company Agreement in its entirety; and

                    WHEREAS, Grenfell desires to resign as the provisional Member of the Company.

                    NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby amend and restate the Original Limited Liability Company Agreement, as amended, in its entirety and agree as follows:

                                      ARTICLE I
                                    DEFINED TERMS

                    SECTION 1.1.  DEFINITIONS. The terms defined in this
          Article I shall, for the purposes of this Agreement, have the meanings herein specified.

                    "Adjusted Capital Account" means the Capital Account established for a Member, as the same is specially computed to reflect the adjustments required or permitted by the Treasury Regulations under Section 704(b) of the Code to be taken into account in applying the second sentence of section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

                    "Affiliate" means with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                    "Agreement" means this Amended and Restated Limited Liability Company Agreement of the Company, as amended, modified, supplemented or restated from time to time.

                    "Capital Account" shall have the meaning set forth in
          Section 4.5.

                    "Certificate" means the Certificate of Formation referred to in the first recital of this Agreement and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Delaware Act.

                    "Closing Date" shall have the meaning set forth in
          Article III.

                    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section (Section) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

                    "Common Member" means a Member that holds one or more Common Securities.

                    "Common Securities" means the Interests in the Company which represent common limited liability company interests in the Company and are described in this Agreement.

                    "Company Dividend Junior Securities" shall have the meaning set forth in Section 9.3 of this Agreement.

                    "Company Dividend Parity Securities" shall have the meaning set forth in Section 9.3 of this Agreement.

                    "Company Liquidation Parity Securities" shall have the meaning set forth in Section 15.5 of this Agreement.

                    "Covered Person" means the Manager, any Affiliate of the Manager or any officers, directors, managers, shareholders, partners, members, employees, representatives or agents of the Manager, or any employee or agent of the Company or its Affiliates.

                    "Dividend Payment Date" has the meaning set forth in
          Section 9.1(c) of this Agreement.

                    "Escrow Account" shall have the meaning set forth in
          Section 4.4.

                    "Escrow Agreement" shall have the meaning set forth in
          Section 4.4.

                    "Exchange Agent" means ICG Communications, Inc.

                    "Fiscal Period" means a calendar month.

                    "Funding Date" shall have the meaning set forth in
          Section 3.1.

                    "Guarantee" means the Guarantee Agreement to be entered into between ICG and the Company for the benefit of the Preferred Members, as amended from time to time.

                    "ICG Common Stock" means the Common Stock, $.01 par value per share, of ICG.

                    "ICG Preferred Stock" means the Preferred Stock Mandatorily Redeemable 2009, $.01 par value per share, of ICG.

                    "Indemnified Person" means the Common Member, any Affiliate of the Common Member or any officers, directors, managers, shareholders, partners, members, employees, representatives or agents of the Common Member, or any employee or agent of the Company or its Affiliates.

                    "Interest" means a limited liability company interest in the Company, including the right of the holder thereof to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of a Member to comply with all of the terms and provisions of this Agreement.

                    "Liquidation Distribution" shall have the meaning set forth in Section 15.5 of this Agreement.

                    "LP Act" means the Delaware Revised Uniform Limited Partnership Act. 6 Del C. Section 17-101, et seq., as amended from time to time.

                    "Majority in Liquidation Preference" means Preferred Members who are the record owners of Preferred Securities whose aggregate liquidation preferences represent more than 50% of the aggregate liquidation preference of all Preferred Securities of any particular series or all series, as the context requires, then outstanding.

                    "Manager" means ICG, in its capacity as the manager of the Company and as the Member that holds Common Securities.

                    "Member" means any Person that holds an Interest in the Company and is admitted as a member of the Company pursuant to the provisions of this Agreement, in its capacity as a member of the Company. For purposes of the Delaware Act, the Common Member and the Preferred Members shall constitute separate classes or groups of Members.

                    "Net Income" and "Net Loss", respectively, for any Fiscal Period means the income and loss, respectively, of the Company for such Fiscal Period as determined in accordance with the method of accounting followed by the Company for federal income tax purposes, including, for all purposes, any tax-exempt income and any expenditures of the Company which are described in
          Section 705(a)(2)(B) of the Code (or treated as so described under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations); provided, however, that any item allocated under Section 4.7 shall be excluded from the computation of Net Income and Net Loss.

                    "Notice of Exchange" means a notice to the Exchange Agent given by a Preferred Member of such Member's desire to exercise its exchange right under the Preferred Securities Designation.

                    "Offering" shall have the meaning set forth in Section
          3.1.

                    "Person" means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

                    "Preferred Certificate" means a certificate evidencing the Preferred Securities held by a Preferred Member.

                    "Preferred Member" means a Member that holds one or more Preferred Securities.

                    "Preferred Securities" means the Interests which represent preferred limited liability company interests in the Company and are described in this Agreement.

                    "Preferred Securities Designation" means any written action of the Manager pursuant to Section 7.1(b) of this Agreement providing for the issue of a series of Preferred Securities.

                    "Tax Matters Partner" means the Manager designated as such in Section 11.1(b) of this Agreement.

                    "Third Party Creditors" shall have the meaning set forth in Section 13.1 of this Agreement.

                    "U.S. Government Securities" mean instruments which evidence any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States, or any certificate of deposit for any of the foregoing.

               SECTION 1.2. HEADINGS. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.


                                      ARTICLE II
                     CONTINUATION AND TERM; ADMISSION OF MEMBERS

               SECTION 2.1.  CONTINUATION; WITHDRAWAL OF MEMBER.

                    (a) The Members hereby agree to continue the Company as a limited liability company under and pursuant to the provisions of the Delaware Act and agree that the rights, duties and liabilities of the Members shall be as provided in the Delaware Act, except as otherwise provided herein.

                    (b) Upon the execution of this Agreement, ICG shall continue to be a Member and shall be designated as the Common Member and shall be the holder of all of the Common Securities and Grenfell shall resign and withdraw as a provisional Member of the Company upon the admission of any other Member in the Company and, at such time, all of Grenfell's interest in the Company shall be cancelled. Grenfell shall not be entitled to any distribution upon his withdrawal and resignation.

                    (c) The Manager, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any and all amendments to and restatements of the Certificate.

               SECTION 2.2. NAME. The name of the Company heretofore formed and continued hereby is ICG Funding, LLC. The business of the Company may be conducted upon compliance with all applicable laws under any other name designated by the Manager.

               SECTION 2.3. TERM. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and the Original Limited Liability Company Agreement was entered into, and shall continue until December 31, 2050, unless dissolved before such date in accordance with the provisions of this Agreement.

               SECTION 2.4. REGISTERED AGENT AND OFFICE. The Company's registered agent and office in Delaware shall be Corporation Service Company, 1013 Centre Street, Wilmington, New Castle County, Delaware 19805. At any time, the Manager may designate another registered agent and/or registered office.

               SECTION 2.5. PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be at 9605 East Maroon Circle, Englewood, Colorado 80112. The Manager may change the location of the Company's principal place of business.

               SECTION 2.6. QUALIFICATION IN OTHER JURISDICTIONS. The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company conducts business and in which such qualification, formation or registration is required by law or deemed advisable by the Manager. The Manager, as an authorized person within the meaning of the Delaware Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

               SECTION 2.7.  ADMISSION OF MEMBERS.

                    (a) A Person shall be admitted as a Member and shall become bound by the terms of this Agreement, without execution of this Agreement, if such Person (or a representative authorized by such Person orally, in writing or by other action such as payment for an Interest) complies with the conditions for becoming a Member as set forth in Section 2.7(b) and requests (which request shall be deemed to have been made upon acquisition of an Interest directly from the Company or upon an assignment of an Interest from another Person) that the records of the Company reflect such admission. The Company shall be promptly notified of any assignment of an Interest.

                    The Company will reflect the admission of a Member in the records of the Company as soon as is reasonably practicable after either of the following events: (i) in the case of a Person acquiring an Interest directly from the Company, at the time of payment therefor, and (ii) in the case of an assignment, upon notification thereof (the Company being entitled to assume, in the absence of knowledge to the contrary, that proper payment has been made by the assignee).

                    (b) Subject to the restrictions on transfer of Common Securities set forth in Sections 7.1(e) and 14.1 of this Agreement, whether acquiring an Interest directly from the Company or by assignment, a Person shall be admitted as a Member upon the acquisition or assignment, as the case may be, of such Interest and the reflection of such Person's admission as a Member on the registration books maintained by or on behalf of the Company. The consent of any other Member or the Manager shall not be required for the admission of a Member.

               SECTION 2.8. MERGER, CONSOLIDATION, ETC. OF THE COMPANY. The Company may not consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, except with the prior approval of Preferred Members holding not less than a Majority in Liquidation Preference of the outstanding Preferred Securities of each series or except as set forth in this Section 2.8. The Company may, without the consent of Preferred Members, consolidate with, merge with or into, or be replaced by, or convey, transfer or lease its assets as an entirety or substantially as an entirety to, a limited liability company, limited partnership or trust organized as such under the laws of any state of the United States of America or the District of Columbia, provided that (i) such successor entity either (x) expressly assumes all of the obligations of the Company under the Preferred Securities or (y) substitutes for the Preferred Securities of each series other securities having substantially the same terms as such Preferred Securities of each series (the "Successor Securities") so long as the Successor Securities rank, with respect to participation in the profits or assets of the successor entity, at least as high as the Preferred Securities of the related series rank with respect to payment of dividends and distribution of assets upon the liquidation, dissolution or winding-up of the Company, (ii) ICG expressly acknowledges such successor entity as the holder of the ICG Preferred Stock relating to such Preferred Securities and its obligations under the Guarantee with respect to the Successor Securities, (iii) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Preferred Securities or the Successor Securities, if any, to be delisted (or, in the case of any Successor Securities, to fail to be listed) by any national securities exchange or other organization on which such Preferred Securities are then listed, (iv) such merger, consolidation, replacement, conveyance, transfer or lease does not cause the Preferred Securities or Successor Securities, if any, to be downgraded (or put on a "watch list" for possible downgrading) by any "nationally recognized statistical rating organization," as that term is defined by the Securities and Exchange Commission for purposes of Rule 436(g)(2) under the Securities Act of 1933, as amended, (v) such merger, consolidation, replacement, conveyance, transfer or lease does not adversely affect the powers, preferences and other special rights of Preferred Members or the holders of the Successor Securities, if any, in any material respect (other than with respect to any dilution of the holders' interest in the new entity) and (vi) prior to such merger, consolidation, replacement, conveyance, transfer or lease, ICG has received an opinion of nationally recognized independent legal counsel to the Company experienced in such matters to the effect that (x) such successor entity will be treated as a partnership or as a grantor trust, as appropriate, for federal income tax purposes, (y) following such merger, consolidation, replacement, conveyance, transfer or lease, ICG and such successor entity will be in compliance with the Investment Company Act of 1940, as amended, without registering thereunder as an investment company and (z) such merger, consolidation, replacement, conveyance, transfer or lease will not adversely affect the limited liability of the Preferred Members or the holders of the Successor Securities, if any, or result in federal income tax liability to such Preferred Members or holders other than with respect to any fractional share interests converted into cash.

                                     ARTICLE III
                          PURPOSE AND POWERS OF THE COMPANY

                    The purposes of the Company are (a) to issue Interests and to use at least 85% all of the proceeds from the issuance thereof (the "Offering") and the related capital contributions to purchase shares of ICG Preferred Stock from ICG, (b) to invest up to 15% of such proceeds in Treasury strips and other U.S. Government Securities and (c) except as otherwise limited herein, to enter into, make and perform all contracts and other undertakings, and to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose of the Company as set forth herein. On the closing date of the issuance of the Preferred Securities (the "Closing Date"), the Manager, on behalf of the Company, shall purchase, and place in escrow, Treasury strips in an amount sufficient to fund the cash payment of the first 13 dividends on the Preferred Securities. From the Closing Date to a date selected by the Manager, on behalf of the Company (the "Funding Date"), that is no more than six months after the Closing Date, the entire proceeds of the Offering, less the amount used to purchase Treasury strips, shall be invested by the Manager, on behalf of the Company, in U.S. Government Securities. On the Funding Date, the Manager, on behalf of the Company, shall use the earnings of and principal of such U.S. Government Securities to pay $97.75 million to ICG as consideration for ICG Preferred Stock. In the event such earnings and principal do not equal $97.75 million, the Company shall receive a distribution on the ICG Preferred Stock from ICG of shares of ICG Common Stock in a number that will be sufficient, when sold by the Company in the open market, to eliminate such cash shortfall. Dividends on the ICG Preferred Stock will, at the option of ICG, be payable either in cash or in shares of ICG Common Stock. Such shares may, at the option of the Manager, on behalf of the Company, be used to pay dividends on the Preferred Securities or sold to raise funds to pay cash dividends on the Preferred Securities. The Company may not conduct any other business or operations or voluntarily incur any obligations except as contemplated by this Agreement.

                                      ARTICLE IV
                 CAPITAL CONTRIBUTIONS, ALLOCATIONS AND DISTRIBUTIONS

               SECTION 4.1. FORM OF CONTRIBUTION. The contribution of a Member to the Company may, as determined by the Manager in its discretion, be in cash, a promissory note or other legal consideration.

               SECTION 4.2. CONTRIBUTION BY THE COMMON MEMBER. The Common Member shall make an initial contribution to the Company in connection with the purchase of one Common Security so as to cause its Common Security to be entitled to .01% of all interests in the capital, income, gain, loss, deduction and credit of the
          Company at all times, provided, however, that in no event shall
                                --------  -------
          total cash contributions by the Common Member be an amount in excess of $1.00 in the aggregate.

               SECTION 4.3. CONTRIBUTIONS BY THE PREFERRED MEMBERS. The Preferred Members shall make contributions to the Company in accordance with the applicable terms of Section 7.1 of this Agreement. Preferred Members, in their capacity as Members of the Company, shall not be required to make any additional contributions to the Company and shall have no additional liability solely by reason of being Preferred Members (subject to their obligation to return distributions wrongfully distributed to them as required by applicable law).

               SECTION 4.4. INVESTMENT OF CAPITAL CONTRIBUTIONS. On the Closing Date, the Manager shall establish an escrow account (the "Escrow Account") with Norwest Bank Colorado, National Association, as escrow agent (the "Escrow Agent") pursuant to the terms of an Escrow Agreement, dated the Closing Date, between the Company and the Escrow Agent. The Manager shall deposit with the Escrow Agent, in accordance with the Escrow Agreement, the Treasury strips purchased pursuant to Article III and the Manager on behalf of the Company shall pledge the Treasury strips to the Escrow Agent for the benefit of the Preferred Members pursuant to the terms of the Escrow Agreement.

               SECTION 4.5. CAPITAL ACCOUNTS. An individual capital account (a "Capital Account") shall be established and maintained on the books of the Company for each Member in compliance with Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2, as amended. Subject to the preceding sentence, each Capital Account will be increased by the amount of the capital contributions made by, and the Net Income allocated to, such Member and reduced by the amount of distributions made by the Company and Net Losses allocated to the Member. In addition, a Member's Capital Account shall be increased or decreased, as the case may be, for any items specially allocated to such Member under Section 4.7 of this Agreement.

               SECTION 4.6. GENERAL ALLOCATIONS. After giving effect to the special allocations set forth in Section 4.7 of this
          Agreement:

                    (a) Except as provided in Sections 4.6(c) and (d), the Company's Net Income for each Fiscal Period shall be allocated, as of the close of business on the last day of such Fiscal Period, as follows:

                         (i)  First, to the Preferred Members, in
                    proportion to the number of Preferred Securities held by each such Member, in an amount equal to the excess of (x) the amount of all dividends accrued on such Preferred Member's Preferred Securities from the issuance of such Preferred Securities through the close of business on the last day of such Fiscal Period (whether or not paid), over (y) the amount of Net Income allocated to such Preferred Member (and his predecessors in interest) in respect of such Preferred Securities pursuant to this Section 4.6(a)(i) for all prior Fiscal Periods.

                         (ii) Second, to each Preferred Member, in an
                    amount equal to the excess of (x) the amount of all Net Losses allocated to such Preferred Member from the date of issuance of such Preferred Member's Preferred Securities through the close of business for such Fiscal Period pursuant to Section 4.6(b)(ii) over (y) the amount of Net Income allocated to such Preferred Member (and his predecessors in interest) in respect of such Preferred Securities pursuant to this Section 4.6(a)(ii) for all prior Fiscal Periods.

                         (iii)     Any remaining Net Income shall be
                    allocated to the Common Member.

                    (b) Except as provided in Section 4.6(d), the Company's Net Loss for each Fiscal Period shall be allocated, as of the close of business on the record date for such Fiscal Period, as follows:

                         (i) First, to the Common Member until the balance of the Common Member's Adjusted Capital Account is reduced to zero.

                         (ii) Second, to the Preferred Members (in
                    proportion to their respective aggregate Adjusted Capital Account balances) until their Adjusted Capital Account balances are reduced to zero.

                         (iii)     Any remaining Net Loss shall be
                    allocated to the Common Member.

                    (c) Notwithstanding any other allocation provided for in this Agreement, any gain realized on an exchange or disposition of ICG Preferred Stock or U.S. Government Securities (whether pursuant to a redemption or otherwise) shall be allocated to the Preferred Members in proportion to the number of Preferred Securities owned by each such member.

                    (d) The Manager may make such changes to the allocations in Sections 4.6(a), 4.6(b) and 4.6(c) as it deems reasonably necessary so that, immediately prior to the Company's liquidation (or the exchange of Preferred Securities for shares of ICG Common Stock), the positive balances in the Capital Accounts of the Preferred Members shall, to the maximum extent possible, equal their respective Liquidation Distributions; provided, however,
                                                     --------  -------
               that no allocation pursuant to this Section 4.6(c) may result in the Manager being required to make a capital contribution pursuant to this Agreement or otherwise, other than that set forth in Section 4.2.

                    (e) Notwithstanding any other provision of this Agreement to the contrary, the allocation of Net Losses to any Preferred Member shall not reduce the Liquidation Distribution of the Preferred Securities held by such Preferred Member.

               SECTION 4.7.  SPECIAL ALLOCATIONS.

                    (a) If a Preferred Member delivers a Notice of Exchange to the Exchange Agent pursuant to the appropriate Preferred Securities Designation, which instructs the Exchange Agent to exchange Preferred Securities for shares of ICG Common Stock, such Preferred Member shall be allocated its pro rata share of any dividend income accruing on a daily basis on the ICG Preferred Stock pursuant to Section 305(c) of the Code or original issue discount accruing on a daily basis until the date of such exchange, but only to the extent such income was not previously allocated to the Members in a prior Fiscal Period under Section 4.6 of this Agreement or this Section 4.7.

                    (b) If the Exchange Agent exchanges all of the Preferred Securities of a particular series for shares of ICG Common Stock, pursuant to the appropriate Preferred Securities Designation, the Preferred Members of such series shall be allocated (in proportion to the liquidation preferences of such Preferred Securities held by each such Preferred Member) any dividend income accruing on a daily basis on the ICG Preferred Stock pursuant to Section 305(c) of the Code or original issue discount accruing on a daily basis so exchanged until the date of such exchange, but only to the extent such income was not previously allocated to the Members in prior Fiscal Periods under
          Section 4.6 of this Agreement or this Section 4.7.

                    (c) If the Company is deemed to receive a dividend under Section 305(c) of the Code with respect to any series of ICG Preferred Stock or original issue discount with respect to debt obligations it is holding, the Preferred Members holding Preferred Securities of the related series shall be allocated (in proportion to the liquidation preferences of such Preferred Securities held by each such Preferred Member) such income.

                    (d) All items of loss and deduction in respect of expenses incurred by or on behalf of the Company and paid by the Common Member (or out of the Common Member's share of distributions) shall be allocated entirely to the Common Member.

                    (e) For purposes of determining the Net Income, Net Loss or any other items allocable to any Fiscal Period, Net Income, Net Loss and any such other items shall be determined on a daily, monthly or other basis, as determined by the Manager using any method that is permissible under Section 706 of the Code and the Treasury Regulations promulgated thereunder. Unless otherwise specified, such Net Income, Net Loss or other items shall be determined for each Fiscal Period.

                    (f) Notwithstanding anything to the contrary that may be expressed or implied in this Article IV, the interest of the Common Member, in the aggregate, in each item of income, gain, loss, deduction and credit will be equal to at least (i) at any time that aggregate capital contributions to the Company are equal to or less than $50,000,000, 1% of each such item and (ii) at any time that aggregate capital contributions to the Company are greater than $50,000,000, at least 1% multiplied by a fraction (not exceeding one and not less than 0.2), the numerator of which is $50,000,000 and the denominator of which is the lesser of the aggregate balances of the Capital Accounts of all Members at such time and the aggregate capital contributions to the Company of all Members at such time.

                    (g) Notwithstanding any other provision of this Agreement to the contrary, the allocation of Net Losses to any Preferred Member shall not reduce the Liquidation Distribution of the Preferred Securities held by such Preferred Member.

               SECTION 4.8. ALLOCATIONS FOR INCOME TAX PURPOSES. The income, gains, losses, deductions and credits of the Company shall be allocated in the same manner as the items entering into the computation of Net Income and Net Loss are allocated under
          Section 4.6 of this Agreement or as such items are otherwise allocated under Section 4.7 of this Agreement; provided, however,
                                                         --------  -------
          that solely for federal, state and local income and franchise tax purposes, but not for book or Capital Account purposes, income, gain, loss and deductions with respect to any property properly carried on the Company's books at a value other than the tax basis of such property shall be allocated in a manner determined in the Manager's discretion, so as to take into account (consistently with the principles of Section 704(c) of the Code) the difference between such property's book value and its tax basis.

               SECTION 4.9. WITHHOLDING. The Manager, on behalf of the Company, shall comply with withholding requirements under federal, state and local law and shall remit amounts withheld to and file required forms with applicable jurisdictions. To the extent that the Company is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Member, the amount withheld shall be deemed to be a distribution in the amount of the withholding to the Member. In the event of any claimed over-withholding, Members shall be limited to an action against the applicable jurisdiction. If the amount withheld was not withheld from actual distributions, the Manager, on behalf of the Company, may reduce subsequent distributions by the amount of such withholding. Each Member agrees to furnish the Company with such representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

               SECTION 4.10. ALLOCATION OF DISTRIBUTIONS. The distributions of the Company shall, subject to the applicable terms of Sections 7.1, 9.1, 9.2, 9.3, 15.4 and 15.5 of this Agreement and of any series of Preferred Securities (including the preferential allocation of distributions, if any), be allocated entirely to the Common Member.

               SECTION 4.11. INTERESTS AS PERSONAL PROPERTY. Each Member hereby agrees that its Interest shall for all purposes be personal property. A Member has no interest in specific Company property.

                                      ARTICLE V
                                       MEMBERS

               SECTION 5.1. POWERS OF MEMBERS. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement and the terms of the interests held by such Members.

               SECTION 5.2. PARTITION. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's property.

               SECTION 5.3. RESIGNATION. The Common Member shall have no right to withdraw from the Company. Any other Member may withdraw from the Company prior to the liquidation, dissolution or winding up of the Company only upon the assignment of its Interest (including any redemption, repurchase, exchange or other acquisition by the Company of such Interest) in accordance with the provisions of this Agreement. A withdrawing Member shall not be entitled to receive any distribution and shall not otherwise be entitled to receive the fair value of its Interest except as otherwise expressly provided for in this Agreement.

                                      ARTICLE VI
                                      MANAGEMENT

               SECTION 6.1. MANAGEMENT OF THE COMPANY. Except as otherwise provided herein, the business and affairs of the Company shall be managed, and all actions required under this Agreement shall be determined, solely and exclusively by the Manager, which shall have all rights and powers on behalf and in the name of the Company to perform all acts necessary and desirable to the objects and purposes of the Company (subject to Article III). Without limiting the generality of the foregoing, the Manager, in its capacity as the Common Member and not by virtue of any delegation of management power from any Member, shall have (subject to Article III) the power on behalf of the Company to:

                    (a) authorize and engage in transactions and dealings on behalf of the Company, including transactions and dealings with any Member (including the Common Member) or any Affiliate of any Member;

                    (b) call meetings of Members or any class or series thereof;

                    (c) issue Interests, including Common Securities, Preferred Securities and classes and series thereof, in accordance with this Agreement;

                    (d)  pay all expenses incurred in forming the Company;

                    (e) lend money, with or without security, to ICG or any Affiliate thereof;

                    (f) determine and make distributions (hereinafter sometimes referred to as "dividends"), in cash or otherwise, on Interests, in accordance with the provisions of this Agreement, the Delaware Act and, if applicable, each Preferred Securities Designation;

                    (g) establish a record date with respect to all actions to be taken hereunder that require a record date to be established, including with respect to allocations, dividends and voting rights;

                    (h) redeem, repurchase or exchange, on behalf of the Company, Interests which may be so redeemed, repurchased or exchanged;

                    (i) appoint (and dismiss from appointment) attorneys and agents on behalf of the Company, and employ (and dismiss from employment) any and all persons providing legal, accounting or financial services to the Company, or such other employees or agents as the Manager deems necessary or desirable for the management and operation of the Company, including, without limitation, any Member (including the Common Member) or any Affiliate of any Member;

                    (j) open accounts and deposit, maintain and withdraw funds in the name of the Company in banks, savings and loan associations, brokerage firms or other financial institutions;

                    (k) effect a dissolution of the Company and act as liquidating trustee or the Person winding up the Company's affairs, all in accordance with the provisions of this Agreement, the Delaware Act and, if applicable, each Preferred Securities Designation;

                    (l) bring and defend on behalf of the Company actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or otherwise;

                    (m) prepare and cause to be prepared reports, statements and other relevant information for distribution to Members as may be required or determined to be necessary or desirable by the Manager from time to time;

                    (n) prepare and file all necessary returns and statements and pay all taxes, assessments and other impositions applicable to the assets of the Company; and

                    (o) execute all other documents or instruments, perform all duties and powers and do all things for and on behalf of the Company in all matters necessary or desirable or incidental to the foregoing.

                    The Manager is authorized and directed to conduct its affairs and to operate the Company in such a way that the Company will not be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940, as amended. In this connection, the Manager is authorized to take any action not inconsistent with applicable law, this Agreement and the applicable Preferred Securities Designation and that the Manager determines in its discretion to be necessary or desirable for such purposes.

                    The expression of any power or authority of the Manager in this Agreement shall not in any way limit or exclude any other power or authority which is not specifically or expressly set forth in this Agreement.

               SECTION 6.2. RELIANCE BY THIRD PARTIES. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Manager herein set forth.

               SECTION 6.3. NO MANAGEMENT BY ANY PREFERRED MEMBERS OR ICG. Except as otherwise expressly provided herein, no Preferred Member shall take part in the day-to-day management, operation or control of the business and affairs of the Company. Neither the Preferred Members, in their capacity as Preferred Members of the Company, nor ICG, in its capacity as the Common Member, shall be agents of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

               SECTION 6.4. BUSINESS TRANSACTIONS OF THE MANAGER WITH THE COMPANY. The Manager or its Affiliates may lend money to, act as surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with, the Company and, subject to applicable law, shall have the same rights and obligations with respect to any such matter as a Person who is not the Manager or an Affiliate thereof.

               SECTION 6.5. OUTSIDE BUSINESSES. Any Member and/or the Manager in its capacity as same may possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and the Members shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. No Member or Affiliate thereof shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and any Member or Affiliate thereof shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

                                     ARTICLE VII
                      COMMON SECURITIES AND PREFERRED SECURITIES

               SECTION 7.1.  COMMON SECURITIES AND PREFERRED SECURITIES.

                    (a) The Interests in the Company shall initially be divided into two classes, Common Securities and Preferred Securities.

                    (b) The Preferred Securities may be issued from time to time in one or more series with such relative rights, powers, preferences, limitations and restrictions as may from time to time be established in a written action or actions of the Manager providing for the issue of such series of Preferred Securities as hereinafter provided. Authority is hereby expressly granted to the Manager, subject to the provisions of this Agreement, to authorize the issue of one or more series of Preferred Securities and to establish each such series by a written action or actions (including without limitation an amendment of this Agreement) providing for the issue of such series:

                    (i) the number of Preferred Securities to constitute such series and the distinctive designation thereof;

                    (ii) whether the Preferred Securities of such series shall have voting rights in addition to those set forth in this Agreement or required by law and, if so, the terms of such voting rights;

                    (iii) the annual dividend rate (or method of calculation thereof), if any, on the Preferred Securities of such series, the conditions and dates upon which such dividends shall be payable and the ability of the Company, if any, to defer the dividend payment period for the Preferred Securities of such series, the dates from which such dividends shall accrue, the preference or relation, if other than pari passu, which such dividends have with respect to dividends payable on any other class or classes of Interests or on any other series of Preferred Securities, and whether such dividends shall be cumulative or noncumulative;

                    (iv) whether the Preferred Securities of such series shall be subject to redemption by the Company, and, if made subject to redemption, the times and other terms and conditions of such redemption (including the mandatory or optional nature of such redemption, whether such redemption shall be in whole and/or in part, and the amount and kind of consideration to be received upon such redemption);

                    (v) the amount or amounts which shall be paid out of the assets of the Company to Preferred Members holding the Preferred Securities of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Company, and any rights in addition to those set forth in this Agreement of the Preferred Members that hold Preferred Securities of such series upon the liquidation, dissolution or winding up of the Company;

                    (vi) whether or not the Preferred Securities of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the Preferred Securities of such series for retirement and the terms and provisions relative to the operation thereof;

                    (vii) whether or not the Preferred Securities of such series shall be convertible into, or exchangeable for, Interests of any other class or classes, or of any other series of Preferred Securities, or securities of any other kind, including those issued by ICG or any of its Affiliates, and if so convertible or exchangeable, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange; the method, if any, of adjusting the same and the terms of any right to terminate such conversion or exchange privilege;

                    (viii) any limitations and restrictions in addition to those set forth in this Agreement to be effective while any Preferred Securities of such series are outstanding upon the payment of dividends or other distributions on, and upon the purchase, redemption or other acquisition by the Company of, Common Securities or any other series of Preferred Securities;

                    (ix) any conditions or restrictions in addition to those set forth in this Agreement upon the issue of any additional Interests (including additional Preferred Securities of such series or Interests of any other series ranking pari passu with or senior to the Preferred Securities of such series as to the payment of dividends or distribution of assets on dissolution);

                    (x) the times, prices and other terms and conditions for the offering of the Preferred Securities of such series; and

                    (xi) any other relative rights, powers, preferences, limitations and restrictions as shall not be inconsistent with this Section 7.1.

                    In connection with the foregoing and without limiting the generality thereof, the Manager is hereby expressly authorized, without the vote or approval of any other Member, to take any action to create under the provisions of this Agreement a series of Preferred Securities that was not previously outstanding. Without the vote or approval of any other Member, the Manager may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issue from time to time of Preferred Securities in one or more series as shall be necessary, convenient or desirable to reflect the issue of such series. The Manager shall do all things it deems to be appropriate or necessary to comply with the Delaware Act and is authorized and directed to do all things it may deem to be necessary or permissible in connection with any future issuance, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange.

                    Any action or actions taken by the Manager pursuant to the provisions of this paragraph (b) shall be deemed an amendment and supplement to and part of this Agreement.

                    (c) All Preferred Securities shall rank senior to the Common Securities in respect of the right to receive dividends and the right to receive payments out of the assets of the Company upon voluntary or involuntary liquidation, dissolution or winding up of the Company. All Preferred Securities redeemed, purchased or otherwise acquired by the Company (including Preferred Securities surrendered for conversion or exchange) shall be cancelled and thereupon restored to the status of authorized but unissued Preferred Securities undesignated as to series.

                    (d) No Member shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of Common Securities or Preferred Securities of any series whatsoever, or of securities convertible into any Common Securities or Preferred Securities of any series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

                    (e) Common Securities shall not be evidenced by any certificate or other written instrument, but shall only be evidenced by this Agreement. Common Securities shall be non-assignable and non-transferable, and may only be issued to and held by ICG (or a successor of ICG in accordance with the provisions of the Guarantee). Any transfer or purported transfer of any Common Security shall be null and void. Preferred Securities shall be freely assignable and transferable.

                    (f) Any Person purchasing Preferred Securities (whether from the Company or upon assignment) shall be admitted to the Company as a Preferred Member upon compliance with Section
          2.7 of this Agreement.

               SECTION 7.2. PERSONS DEEMED PREFERRED MEMBERS. The Company may treat the Person in whose name any Preferred Certificate shall be registered on the books and records of the Company as a Preferred Member and the sole holder of such Preferred Certificate for purposes of receiving dividends and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claims to or interest in such Preferred Certificate on the part of any other Person, whether or not the Company shall have actual or other notice thereof.

                                     ARTICLE VIII
                                 VOTING AND MEETINGS

               SECTION 8.1.  VOTING RIGHTS OF HOLDERS OF PREFERRED
          SECURITIES.

                    (a) Except as shall be otherwise provided in this Agreement, including without limitation, Section 16.1 hereof, or in the Preferred Securities Designation for any series of Preferred Securities and except as otherwise required by the Delaware Act, the Preferred Members holding Preferred Securities shall have, with respect to such Preferred Securities, no right or power to vote on any question or matter or in any proceeding or to be represented at, or to receive notice of, any meeting of Members.

                    (b) If any proposed amendment to this Agreement or the Preferred Securities Designation for any series of Preferred Securities provides for, or the Manager otherwise proposes to effect:

                         (i) any action that would have a material adverse effect on the powers, preferences or special rights of the Preferred Securities of such series, whether by way of amendment of this Agreement, such Preferred Securities Designation or otherwise (including, without limitation, the authorization or issuance of any Interests in the Company purporting to rank, as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up of the Company, senior to the Preferred Securities of such series), or

                         (ii) the liquidation, dissolution or winding up of
               the Company (in any case other than in connection with the exchange of Preferred Securities of such series for other securities pursuant to the terms of such series of Preferred Securities), then the Preferred Members holding outstanding Preferred Securities of such series, together with, if any such amendment or action described in clause (i) above would materially adversely affect the powers, preferences or special rights of any Company Dividend Parity Securities or any Company Liquidation Parity Securities, the holders of such Company Dividend Parity Securities or such Company Liquidation Parity Securities, as the case may be, or, with respect to any such amendment or action described in clause (ii) above, the holders of all Company Liquidation Parity Securities, will be entitled to vote together as a class on such resolution or action of the Manager (but not any other resolution or action) and such amendment or action shall not be effective except with the approval of the Preferred Members holding at least a Majority in Liquidation Preference of such outstanding securities including, if applicable the holders of either or both of the Company Dividend Parity Securities and the Company Liquidation Party Securities, as the case may be; provided, however, that no such approval shall be required if (1)
          --------  -------
          the liquidation, dissolution or winding-up of the Company is proposed or initiated upon the occurrence of any of the events specified in Section 15.2 (except Section 15.2(c)) or (2) this Agreement is amended pursuant to Section 16.1.

                    The Manager shall not, without the approval of the holders of at least a Majority in Liquidation Preference of the Preferred Securities, vote such ICG Preferred Stock with respect to proposed actions that would have an adverse effect on the specific rights, preferences, privileges or voting rights of the Company with respect to the ICG Preferred Stock, or cause the dissolution, winding-up or termination of the Company. Notwithstanding any other provision of this Agreement to the contrary, the Preferred Members shall be entitled to vote in connection with any solicitation by the Manager for the consent of the Preferred Members to the voting by the Manager of the Company's ICG Preferred Stock. The powers, preferences or special rights of the Preferred Securities of any series will be deemed not to be adversely affected by the creation or issuance of, and no vote will be required for the creation or issuance of, any further Interests in the Company ranking junior to or pari passu with the Preferred Securities of such series with respect to voting rights or rights to payment of dividends or distribution of assets upon liquidation, dissolution or winding-up of the Company.

                    (c) Notwithstanding any provision to the contrary herein, the first sentence of Section 14.1 of this Agreement may only be amended with the consent of each Preferred Member; provided that, to the fullest extent permitted by applicable law, any such amendment shall not permit the Preferred Members to approve any transferee of Common Securities.

                    (d) Notwithstanding that Preferred Members holding Preferred Securities of any series are entitled to vote or consent under any of the circumstances described in this Agreement, any of the Preferred Securities of any series that are owned by ICG or by any entity more than 50% of which is owned by ICG, either directly or indirectly, shall not be entitled to vote or consent and shall, for the purposes of such vote or consent, be treated as if they were not outstanding.

               SECTION 8.2. VOTING RIGHTS OF HOLDER OF COMMON SECURITIES. Except as otherwise provided herein or in the Preferred Securities Designation for any series of Preferred Securities and except as otherwise required by the Delaware Act, all voting rights of the Company shall be vested exclusively in the Common Member. The Common Securities shall entitle the Common Member to vote upon all matters upon which the Common Member has the right to vote. The Common Member shall have the right to vote separately as a class on any matter on which the Common Member has the right to vote regardless of the voting rights of any other Member.

               SECTION 8.3.  MEETINGS OF THE MEMBERS.

                    (a) Meetings of the Members of any class or series or of all classes or series of Interests may be called at any time by the Manager or as provided by any applicable Preferred Securities Designation. Except to the extent otherwise provided, the following provisions shall apply to meetings of Members.

                    (b) Members may vote in person or by proxy at such meeting. Whenever a vote, consent or approval of Members is permitted or required under this Agreement or any applicable Preferred Securities Designation, such vote, consent or approval may be given at a meeting of Members or by written consent.

                    (c) Each Member may authorize any Person to act for it by proxy on all matters in which a Member is entitled to vote, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact and shall be revocable at the pleasure of the Member executing it at any time before it is voted.

                    (d) Each meeting of Members shall be conducted by the Manager or by such other Person that the Manager may designate.

                    (e) Any required approval of Preferred Members holding Preferred Securities of a series may be given at a separate meeting of such Preferred Members convened for such purpose or at a meeting of Members of the Company or pursuant to written consents. The Manager will cause a notice of any meeting at which Preferred Members holding Preferred Securities of a series are entitled to vote, or of any matter upon which action by written consent of such Preferred Members is to be taken, to be mailed to each Preferred Member holding Preferred Securities of such series. Each such notice will include a statement setting forth
          (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any matter on which such Preferred Members are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents.

                    (f) Subject to Section 8.3(e) and the applicable Preferred Securities Designation, the Manager, in its sole discretion, shall establish all other provisions relating to meetings of Members, including notice of the time, place or purpose of any meeting at which any matter is to be voted on by any Members, waiver of any such notice, action by consent without a meeting, the establishment of a record date, quorum requirements (but in no event higher than a Majority in Liquidation Preference of the Preferred Securities of any series), voting in person or by proxy or any other matter with respect to the exercise of any such right to vote.

                                      ARTICLE IX
                                      DIVIDENDS

               SECTION 9.1.  DIVIDENDS.

                    (a) Preferred Members shall receive periodic dividends, if any, in accordance with the Preferred Securities Designation for the Preferred Securities of any particular series, as and when declared by the Manager, and the Common Member shall receive periodic dividends, subject to Section 9.3 of this Agreement, the applicable terms of any series of Preferred Securities and the provisions of the Delaware Act, as and when declared by the Manager, in its discretion out of funds of the Company legally available therefor.

                    (b) Dividends on the Preferred Securities shall be declared by the Manager to the extent that the Manager reasonably anticipates that at the time of payment the Company will have, and must be paid by the Company to the extent that at the time of proposed payment it has funds legally available for the payment of such dividends.

                    (c) A Preferred Member shall not be entitled to receive any dividend with respect to the Preferred Securities of any series, irrespective of whether such dividend has been declared by the Manager, prior to the date on which such dividend is payable as set forth in the Preferred Securities Designation (the "Dividend Payment Date") and until such time as the Company has received the dividend payment on the ICG Preferred Stock of the related series for the dividend payment date corresponding to such Divided Payment Date and such monies are available for distribution to the Preferred Member pursuant to the terms of this Agreement and the Delaware Act.

               SECTION 9.2. LIMITATIONS ON DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution (including a dividend) to any Member on account of its Interest if such distribution would violate Section 18-607 or 18-804 of the Delaware Act or other applicable law.

               SECTION 9.3. CERTAIN RESTRICTIONS ON THE PAYMENT OF DIVIDENDS. If accumulated dividends have not been paid in full on the Preferred Securities of any series then outstanding, the Company shall not:

                    (i) pay, or declare and set aside for payment, any dividends on the Preferred Securities of any other series or any other Interests in the Company ranking pari passu with the Preferred Securities of such series as to the payment of dividends ("Company Dividend Parity Securities"), unless the amount of any dividends declared on such Company Dividend Parity Securities is paid on such Company Dividend Parity Securities and the Preferred Securities of such series on a pro rata basis on the date such dividends are paid on such Company Dividend Parity Securities, so that the ratio of

                         (x) (A) the aggregate amount paid as dividends on the Preferred Securities of such series to (B) the aggregate amount paid as dividends on the Company Dividend Parity Securities is the same as the ratio of

                         (y) (A) the aggregate amount of all accumulated arrears of unpaid dividends on the Preferred Securities of such series to (B) the aggregate amount of all accumulated arrears of unpaid dividends on the Company Dividend Parity Securities;

                    (ii) pay, or declare and set aside for payment, any
               dividends on any Interests in the Company ranking junior to the Preferred Securities of such series as to the payment of dividends ("Company Dividend Junior Securities"); or

                    (iii) redeem, purchase or otherwise acquire any Company Dividend Parity Securities or Company Dividend Junior Securities (other than purchases or acquisitions resulting from the reclassification of such Securities or the exchange or conversion of any Company Dividend Parity Security or Company Dividend Junior Security pursuant to the terms thereof or the purchase of fractional interests therein upon such conversion or exchange);

               until, in each case, such time as all accumulated and unpaid dividends on all of the Preferred Securities of such series shall have been paid in full or have been irrevocably set aside for payment in full for all dividend periods terminating on or prior to, in the case of clauses (i) and
               (ii), the date of such payment, and in the case of clause
               (iii), the date of such redemption, purchase or other acquisition.

                                      ARTICLE X
                                  BOOKS AND RECORDS

               SECTION 10.1. BOOKS AND RECORDS; ACCOUNTING. The Manager shall keep or cause to be kept at the address of the Manager (or at such other place as the Manager shall advise the other Members in writing) true and full books and records regarding the status of the business and financial condition of the Company.

               SECTION 10.2. FISCAL YEAR. The fiscal year of the Company for federal income tax and accounting purposes shall, except as otherwise required in accordance with the Code, end on December 31 of each year.

               SECTION 10.3. LIMITATION ON ACCESS TO RECORDS. Notwithstanding any provision of this Agreement, the Manager may, to the maximum extent permitted by law, keep confidential from the Preferred Members any information the disclosure of which the Manager reasonably believes is not in the best interest of the Company or could damage the Company or its business or which the Company or the Manager is required by law or by an agreement with any Person to keep confidential.

                                      ARTICLE XI
                                     TAX MATTERS

               SECTION 11.1.  COMPANY TAX RETURNS.

                    (a) The Manager shall cause to be prepared and timely filed all tax returns required to be filed for the Company. The Manager may, in its discretion, make or refrain from making any federal, state or local income or other tax elections for the Company that it deems necessary or advisable, including, without limitation, any election under Section 754 of the Code or any successor provision.

                    (b) The Manager is hereby designated as the Company's "Tax Matters Partner" under Code Section 6231(a)(7) and shall have all the powers and responsibilities of such position as provided in the Code. The Manager is specifically directed and authorized to take whatever steps the Manager, in its discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the Internal Revenue Service and taking such other action as may from time to time be required under the regulations issued under the Code. Expenses incurred by the Tax Matters Partner, in its capacity as such, will be borne by the Company.

               SECTION 11.2. TAX REPORTS. The Manager shall, as promptly as practicable and in any event within 90 days after the end of each fiscal year, cause to be prepared and mailed to each Preferred Member of record federal income tax form K-1 and any other forms which are necessary or advisable.

               SECTION 11.3. TAXATION AS PARTNERSHIP. The Members recognize that the Company will be treated as a partnership for U.S. federal income tax purposes, and the Manager shall operate the Company in such a manner and will take all necessary action as will preserve its treatment as a partnership for U.S. federal income tax purposes.

               SECTION 11.4 INVESTMENT PARTNERSHIP. The Manager shall cause the Company not to "engage in a trade or business" or make any investments or take any action that would cause the Company to fail to qualify as an "investment partnership" as such term is defined in Section 731(c)(3)(C) of the Code.

                                     ARTICLE XII
                                      EXPENSES

                    Except as otherwise provided in this Agreement, the Company shall be responsible for and shall pay all expenses out of funds of the Company determined by the Manager to be available for such purpose, provided that such expenses or obligations are those of the Company or are otherwise incurred by the Manager in connection with this Agreement, including, without limitation:

                    (a) all costs and expenses related to the business of the Company and all routine administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Members of checks, financial reports, tax returns and notices required pursuant to this Agreement and the holding of any meetings of the Members;

                    (b) all expenses incurred in connection with any litigation involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith (other than expenses incurred by the Manager in connection with any litigation brought by or on behalf of any Member against the Manager);

                    (c) all expenses for indemnity or contribution payable by the Company to any Person;

                    (d) all expenses incurred in connection with the collection of amounts due to the Company from any Person;

                    (e) all expenses incurred in connection with the preparation of amendments to this Agreement; and

                    (f) all expenses incurred in connection with the liquidation, dissolution or winding-up of the Company.

                                     ARTICLE XIII
                                      LIABILITY

               SECTION 13.1. LIABILITY OF COMMON MEMBER. The Common Member, by acquiring its Interest and being admitted to the Company as the Common Member, shall be liable to the creditors of the Company (other than to Members holding other classes or series of Interests, in their capacity as Members) (hereinafter referred to individually as a "Third Party Creditor," and collectively as the "Third Party Creditors") to the same extent that a general partner of a limited partnership formed under the LP Act is liable under Section 17-403(b) of the LP Act to creditors of the limited partnership (other than the other partners in their capacity as partners), as if the Company were a limited partnership formed under the LP Act and the Common Member was a general partner of the limited partnership. In furtherance but not in limitation of the generality of the foregoing, the Common Member is liable for any and all debts, obligations and other liabilities of the Company, whether arising under contract or by tort, statute, operation of law or otherwise, all of which shall be enforceable directly and absolutely against the Common Member by each Third Party Creditor.

               SECTION 13.2.  LIABILITY OF PREFERRED MEMBERS.

                    (a)  Except as otherwise provided by the Delaware Act,
               (i) the debts, obligations and liabilities of the Company, whether arising by contract, tort, statute, operation of law or otherwise, shall be solely the debts, obligations and liabilities of the Company and, to the extent set forth in
               Section 13.1 of this Agreement, the Common Member and (ii) no Preferred Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Preferred Member of the Company.

                    (b) A Preferred Member, in its capacity as such, shall have no liability in excess of (i) the amount of its capital contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) any amounts required to be paid by such Preferred Member in the Preferred Securities Designation for the series of Preferred Securities held by such Preferred Member and (iv) the amount of any distributions wrongfully distributed to the extent required by Section 18-607 of the Delaware Act or other applicable law.

                                     ARTICLE XIV
                               ASSIGNMENT OF INTERESTS

               SECTION 14.1. ASSIGNMENT OF INTERESTS. Notwithstanding anything to the contrary in this Agreement, after the date hereof Common Securities shall be non-assignable and non-transferable (other than pursuant to a merger or consolidation of the Common Member), and may only be issued to and held by ICG or its successor. Preferred Securities shall be freely assignable and transferable, subject to the provisions of Section 2.7 of this Agreement.

               SECTION 14.2. RIGHT OF ASSIGNEE TO BECOME A MEMBER. An assignee of a Preferred Security shall become a Preferred Member upon compliance with the provisions of Section 2.7 of this Agreement.

               SECTION 14.3. EVENTS OF CESSATION OF MEMBERSHIP. A Person shall cease to be a Member upon (i) the assignment of its Interests in accordance with this Agreement, such assignment to be effective immediately after the admission of its transferee,
          (ii) any redemption, exchange or other repurchase by the Company or the Common Member; or (iii) as otherwise provided herein.

                                      ARTICLE XV
                       DISSOLUTION, LIQUIDATION AND TERMINATION

               SECTION 15.1. NO DISSOLUTION. The Company shall not be dissolved by the admission of Members in accordance with the terms of this Agreement. Except as provided in Sections 15.2(b) of this Agreement, the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the continued membership of a Member in the Company, shall not cause the Company to be dissolved and its affairs wound up so long as the Company at all times has at least two Members. Upon the occurrence of any such event, the business of the Company shall be continued without dissolution.

               SECTION 15.2. EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of any of the following events:

                    (a) the expiration of the term of the Company, as provided in Section 2.3 of this Agreement;

                    (b) the dissolution, winding-up or liquidation of the Common Member or the occurrence of any other event that terminates the continued membership of the Common Member under the Delaware Act;

                    (c) the decision made by the Manager (subject to the voting rights of Preferred Members set forth in Section 8.1 of this Agreement) to dissolve the Company;

                    (d) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act;

                    (e) the election of the Manager, in connection with the exchange of all series of Preferred Securities outstanding (in accordance with the Preferred Securities Designation for such series of Preferred Securities) for the ICG Common Stock or the redemption of all series of Preferred Securities outstanding (in accordance with the Preferred Securities Designation for such series of Preferred Securities); or

                    (f)  the written consent of all Members.

               SECTION 15.3. NOTICE OF DISSOLUTION. Upon the dissolution of the Company, the Manager shall promptly notify the Members of such dissolution.

               SECTION 15.4. LIQUIDATION. Upon dissolution of the Company, the Manager or, in the event that the dissolution is caused by an event described in Section 15.2(b) or (c) and there is no Manager, a Person or Persons who may be approved by the Preferred Members holding a Majority in Liquidation Preference of the Preferred Securities, as liquidating trustees, shall immediately commence to wind-up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Members to minimize the normal losses attendant upon a liquidation. The proceeds of liquidation shall be distributed, as realized, in the manner provided in Section 18-804 of the Delaware Act, subject (after compliance with Section 18.804(a)(i) of the Delaware Act) to the Preferred Securities Designation for any series of Preferred Securities and Section 15.5 of this Agreement.

               SECTION 15.5. CERTAIN RESTRICTIONS ON LIQUIDATION PAYMENTS. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company other than in connection with the exchange of all series of Preferred Securities outstanding (in accordance with the Preferred Securities Designation for each such series of Preferred Securities) for the ICG Common Stock, Preferred Members holding Preferred Securities of each series at the time outstanding will be entitled to receive out of the assets of the Company legally available for distribution to Members, before any distribution of assets is made to the Common Member or Members holding any other class of Interests in the Company ranking junior to the Preferred Securities of such series as to the distribution of assets upon liquidation, dissolution or winding-up of the Company, but together with Preferred Members holding Preferred Securities of any other series or any other Interests in the Company then outstanding ranking pari passu with the Preferred Securities of such series as to the distribution of assets upon liquidation, dissolution or winding-up of the Company ("Company Liquidation Parity Securities"), an amount equal to the aggregate liquidation preference for Preferred Securities of such series as set forth in the applicable Preferred Securities Designation plus all accumulated and unpaid dividends (whether or not earned or declared), to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, dissolution or winding-up, the Liquidation Distributions can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distributions and the aggregate maximum liquidation distributions on the Company Liquidation Parity Securities, then the amounts payable by the Company on the Preferred Securities of such series and on such Company Liquidation Parity Securities shall be paid on a pro rata basis, so that the ratio of

                    (i) (x) the aggregate amount paid as Liquidation Distributions on the Preferred Securities of such series to
               (y) the aggregate amount paid as Liquidation Distributions on the Company Liquidation Parity Securities, is the same as the ratio of

                    (ii) (x)  the aggregate Liquidation Distributions on
               the Preferred Securities of such series to (y) the aggregate maximum Liquidation Distributions on the Company Liquidation Parity Securities.

               SECTION 15.6. TERMINATION. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article XV, and the Certificate shall have been cancelled in the manner required by the Delaware Act.

                                     ARTICLE XVI
                                    MISCELLANEOUS

               SECTION 16.1. AMENDMENTS. Except as otherwise provided in this Agreement, this Agreement may be amended by a written instrument executed by the Common Member if, in the opinion of independent counsel, such amendment does not materially adversely affect the rights, powers and preferences of the Preferred Members; if, however, in the opinion of such counsel, such amendment would materially adversely affect the rights, powers and preferences of the Preferred Members, such amendment shall require the consent of the Majority in Liquidation Preference of such Preferred Members.

               SECTION 16.2. SUCCESSORS; COUNTERPARTS. This Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. No person other than the Members and their respective executors, administrators, estates, heirs and legal successors, or their nominees or representatives, shall obtain any rights by virtue of this Agreement.

               SECTION 16.3. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, this Agreement shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provisions or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of applicable law, and, in the event such term or provisions cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions. If it shall be determined by a court of competent jurisdiction that any provision relating to the distributions and allocations of the Company or to any fee payable by the Company is invalid or unenforceable, this Agreement shall be construed or interpreted so as (a) to make it enforceable or valid and (b) to make the distributions and allocations as closely equivalent to those set forth in this Agreement as is permissible under applicable law.

               SECTION 16.4. FILINGS. Following the execution and delivery of this Agreement, the Manager shall promptly prepare any documents required to be filed and recorded under the Delaware Act, and the Manager shall promptly cause each such document to be filed and recorded in accordance with the Delaware Act and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Manager shall also promptly cause to be filed, recorded and published such statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

               SECTION 16.5. POWER OF ATTORNEY. Each Preferred Member does hereby constitute and appoint the Manager as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (a) any amendment of the Certificate required because of an amendment to this Agreement or in order to effectuate any change in the membership of the Company, (b) any amendment to this Agreement made in accordance with the terms hereof and (c) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction, or any political subdivision of agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Company or to dissolve the Company or for any other purpose consistent with this Agreement and the transactions contemplated hereby.

               The power of attorney granted hereby is coupled with an interest and shall (a) survive and not be affected by the subsequent death, incapacity, disability, dissolution, termination or bankruptcy of the Preferred Member granting the same or the transfer of all or any portion of such Preferred Member's Interest and (b) extend to such Preferred Member's successors, assigns and legal representatives.

               SECTION 16.6.  EXCULPATION.

                    (a) No Covered Person shall be liable to the Company or any Member for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement.

               (b) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

               SECTION 16.7. INDEMNIFICATION. To the fullest extent permitted by applicable law, an Indemnified Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Agreement; provided, however, that any indemnity under this Section 16.7 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability on account thereof. The right of indemnification pursuant to this Section 16.7 shall include the right to be paid, in advance, or reimbursed by the Company for the reasonable expenses incurred by an Indemnified Person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

               SECTION 16.8. ADDITIONAL DOCUMENTS. Each Preferred Member, upon the request of the Manager, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

               SECTION 16.9. NOTICES. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

                         (i) If given to the Company, in care of Manager at the Company's mailing address set forth below:
                              c/o ICG Communications, Inc.
                              9605 East Maroon Circle
                              P.O. Box 6742
                              Englewood, Colorado  80155-6742
                              Facsimile No.:  (303) 799-6985
                              Attention:     Executive Vice President and
                                             Chief Financial Officer

                              with copies to:
                                   Reid & Priest LLP
                                   40 West 57th Street
                                   New York, New York  10019
                                   Attention:  Audrey A. Rohan, Esq.

                         (ii) If given to any Member, at the address set
                    forth on the registration books maintained by or on behalf of the Company.

          Each such notice, request or other communication shall be effective (a) if given by telecopier, when transmitted to the number specified in such registration books and the appropriate confirmation is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered at the address specified in such registration books.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.

                                        COMMON MEMBER AND MANAGER:
                                        ICG COMMUNICATIONS, INC.


                                        By:  /s/ J. Shelby Bryan
                                           ----------------------------
                                             J. Shelby Bryan
                                             President and
                                               Chief Executive Officer


                                        WITHDRAWING PROVISIONAL MEMBER:



                                         /s/ James D. Grenfell
                                         ------------------------------
                                             JAMES D. GRENFELL